Exhibit 99.1

NEWS RELEASE	CONTACT:	Warren W. Heidbreder

FOR IMMEDIATE RELEASE	PHONE:	563-262-1260
DATE: June 15, 2006	URL:	www.bandag.com

BANDAG, INCORPORATED ANNOUNCES PENSION PLAN CHANGES
AND EMPLOYMENT REDUCTION PROGRAMS

Bandag, Inc. (NYSE: BDG and BDGA)

MUSCATINE, IOWA, June 15, 2006 – Bandag, Incorporated (NYSE: BDG and BDGA) today announced it has closed its pension plans to new hires in the U. S. and Canada, and will freeze the existing pension plans for salaried and hourly U.S. employees and for salaried Canadian employees, effective December 31, 2006. In addition, Bandag is offering an early retirement program for eligible employees and has announced voluntary and involuntary separation programs for U.S. employees. Bandag also said it is considering terminating the pension plans within the next 18 months, although no definitive action has been taken. Bandag anticipates that freezing its pension plans will allow it to better control retirement benefit expenses going forward, while at the same time preserving employees’ retirement benefits earned to date. Today’s announcement is in addition to the previously announced closing of the tread production facility in Shawinigan, Quebec.

Discussing the need for the changes, Bandag’s Chairman of the Board and Chief Executive Officer Martin G. Carver said, “The North American markets for commercial replacement tires have changed irreversibly over the past several years, a situation exacerbated by record-high raw material prices and intensified competition. To stimulate growth in Bandag’s traditional retread business, we are taking steps to simplify our operations and lower our operating costs.”

Pension Freeze Impact

Like many companies, Bandag is moving proactively to address its escalating and increasingly volatile pension costs by freezing its defined benefit pension plans while modifying the defined contribution program, which is better designed to encourage employees to save for their retirement. By freezing its U.S. hourly and salaried and Canadian pension plans, Bandag estimates it will record a net curtailment pre-tax gain of $1.9 million, or $0.06 per diluted share, in the quarter ending June 30, 2006. For the year ended December 31, 2005, Bandag recognized consolidated pre-tax pension expense of $5.3 million and is estimating 2006 pension expense to be $4.9 million.

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BANDAG, Incorporated
2905 N. Hwy. 61, Muscatine, IA 52761-5886
Tel 563.262.1400 – Url www.bandag.com

Early Retirement Program and Voluntary and Involuntary Separation Program Impacts

Bandag is offering an early retirement program to eligible U.S. employees who have reached age 55 by December 31, 2006. Approximately 170 employees are eligible. Employees who accept the offer will have five years added to their age in determining their pension benefit. Participants will also be able to purchase medical coverage through the Company until age 65. In addition to early retirement, Bandag is offering a voluntary separation program to eligible U.S. salaried employees. If voluntary separation and early retirement programs result in fewer than 175 salaried employee acceptances, they will be followed by an involuntary termination program. Overall, Bandag expects to reduce its U.S. based workforce by approximately 15%.

Pre-tax expenses associated with the early retirement, voluntary and involuntary separation programs are estimated to be $12.0 million to $17.0 million, or $0.39 to $0.56 per diluted share, which is expected to be recorded in third quarter 2006.

Bandag estimates pre-tax cost savings from the early retirement, voluntary and involuntary separation programs to be $5.0 million to $7.0 million, or $0.16 to $0.23 per diluted share, for 2006, and an annualized net pre-tax savings of $16.0 million to $20.0 million, or $0.52 to $0.65 per diluted share.

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of more than 900 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. Tire Distribution Systems, Inc., a wholly-owned subsidiary, sells and services new and retread tires. In addition, Bandag has an 87.5% interest in Speedco, Inc., a provider of on-highway truck lubrication and routine tire services to commercial truck owner-operators and fleets.

This press release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on certain assumptions, describe future expectations of Bandag, and are identifiable in this press release by use of the words “plans”, “anticipates”, “expects” and “estimates”. These statements are based on management’s current projections, beliefs and opinions as of the date of this press release. They involve known and unknown risks and uncertainties, which may cause the actual results in the future to differ materially from expected results. Bandag’s ability to predict results of the actual effect of future expectations is inherently uncertain. Factors which could affect the “forward-looking” statements include unanticipated delays, difficulties or expenses in implementing the changes to Bandag’s retirement benefit arrangements and reducing Bandag’s workforce; unanticipated delays or difficulties in achieving and sustaining expected cost savings from these actions; unanticipated accounting consequences of the changes to the retirement benefit program; and Bandag’s ability to achieve and sustain expected improvements in its competitive position, benefit cost structure and management of its business.

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